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                           May 29, 2020

       Eric Weisblum
       Chief Executive Officer
       Uppercut Brands, Inc.
       560 Sylvan Avenue, Suite 3160
       Englewood Cliffs, NJ 07632

                                                        Re: Uppercut Brands,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed May 22, 2020
                                                            File No. 333-238626

       Dear Mr. Weisblum:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at 202-551-7844 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing
       cc:                                              Richard Friedman